Contacts:	Rob Capps, Co-CEO Mitcham Industries, Inc. 936-291-2277
Jack Lascar / Mark Roberson Dennard Lascar Associates 713-529-6600
MITCHAM INDUSTRIES REPORTS
FISCAL 2018 THIRD QUARTER RESULTS

HUNTSVILLE, TX - December 6, 2017 - Mitcham Industries, Inc. (NASDAQ: MIND) ("Mitcham" or “the Company”) today announced financial results for its fiscal 2018 third quarter ended October 31, 2017.
Total revenues for the third quarter of fiscal 2018 increased to $8.6 million compared to $8.1 million in the third quarter of fiscal 2017. Revenues from the Equipment Manufacturing and Sales segment increased to $6.0 million in the third quarter, compared to $5.3 million in the same period last year mainly due to increased product shipments. Revenues from the Equipment Leasing segment were $2.7 million in the third quarter compared to $2.8 million in the same period last year. The Company reported a net loss attributable to common shareholders of $5.5 million, or $(0.46) per share, in the third quarter of fiscal 2018 compared to a net loss of $7.5 million, or $(0.62) per share, in the third quarter of fiscal 2017.
Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation, non-cash costs of lease pool equipment sales and non-cash foreign exchange gains and losses) for the third quarter of fiscal 2018 was a loss of approximately $406,000 compared to a loss of approximately $513,000 in the same period last year. Adjusted EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net loss and cash provided by operating activities in the accompanying financial tables.

Rob Capps, Mitcham’s Co-Chief Executive Officer, stated, “As we approach the end of our fiscal year, it appears that we may have reached the bottom of this energy cycle sometime between the second and third quarter of this fiscal year. While the recovery may be slow and uneven, we are pleased to be emerging from this unprecedented downturn with a lower cost base and a stronger capital structure. Strategically, we continue to make progress in re-positioning our Company to be a more significant provider of technology to broader marine applications and are actively pursuing opportunities to expand our product offerings in this area. And in the process, we are lessening our exposure to the cyclical activity of oil and gas exploration.
“Our overall financial results for the third fiscal quarter of 2018 were very similar to our second fiscal quarter. The Equipment Manufacturing and Sales segment delivered incremental improvement over last year’s third quarter, and we currently anticipate a stronger fourth quarter in this segment driven by improving visibility into oceanographic and hydrographic opportunities, especially in Asia. We are experiencing an increase in inquiries and order bookings driven by multi-year program opportunities within the defense and maritime security industries.
“Land and marine seismic exploration activity continued to be depressed during the third quarter. However, we are starting to see an increase in the number of inquiries and bid opportunities. We are anticipating that this segment should deliver a stronger fourth quarter led by seasonal winter activity in certain markets as well as some renewed land and marine seismic activity in North and South America.
“Our capital structure remains very strong with no debt on our balance sheet and ample liquidity, with cash and cash equivalents of $6.5 million as of October 31, 2017. Year-to-date, we generated over $2.2 million of operating cash flow.
“Strategically, we are undergoing a material change in our leasing business model. By implementing an asset-light strategy that enables us to monetize certain lease pool assets and make more effective use of our rental partnership agreements, we can lessen our exposure to the more cyclical oil and gas exploration industry. This new paradigm allows us to redeploy capital to expand our offerings in the equipment manufacturing side of our business, mainly marine technology, while opening new commercial opportunities within the leasing segment.”

FISCAL 2018 THIRD QUARTER RESULTS
Total revenues for the third quarter of fiscal 2018 increased 7%, driven mainly by an increase in equipment manufacturing and sales compared to last year’s third quarter. Equipment and manufacturing sales increased 13% year-over-year, while equipment leasing revenues, excluding lease pool equipment sales, decreased 20% from the third quarter of fiscal 2017. Total revenues for the third quarter of fiscal 2018 rose to $8.6 million compared to $8.1 million in the same period last year. A significant portion of our revenues is typically generated from geographic areas outside the United States. The percentage of revenues from international customers was approximately 83% in the third quarter of fiscal 2018 compared to approximately 87% in last year’s third fiscal quarter.
Equipment manufacturing and sales increased to $6.0 million in the third quarter of fiscal 2018 compared to $5.3 million in last year’s third quarter. The third quarter sales consisted of approximately $3.7 million of Seamap equipment, $1.5 million from Klein (including $0.3 million of intra-segment sales) and $1.1 million by SAP.
Equipment leasing revenues for the third quarter of fiscal 2018, excluding lease pool equipment sales, were $2.1 million compared to $2.6 million in the same period last year. The year-over-year decrease in third quarter equipment leasing revenues was primarily driven by a reduction in exploration activity and an excess supply of existing used equipment.
Lease pool and other equipment sales were $0.6 million in the third quarter of fiscal 2018, compared to $0.2 million in the third quarter a year ago.
Lease pool depreciation expense in the third quarter of fiscal 2018 decreased to $3.6 million from $6.4 million in the same period a year ago, due to the reduction in lease pool purchases over the past three years as a well as an increase in lease pool sales.
General and administrative expenses increased slightly to $5.2 million in the third quarter of fiscal 2018 versus $5.0 million in the third quarter of fiscal 2017, due to an increase in business development activities.

CONFERENCE CALL
We have scheduled a conference call for Thursday, December 7 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to discuss our fiscal 2018 third quarter results. To access the call, please dial (412) 902-0030 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through December 21, 2017 and may be accessed by calling (201) 612-7415 and using passcode 13673442#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates (713) 529‑6600 or email dwashburn@dennardlascar.com.

About Mitcham Industries

Mitcham Industries, Inc. provides technology to the oceanographic, hydrographic, defense, seismic and security industries. Headquartered in Huntsville, Texas, Mitcham has a global presence with operating locations in the United States, Canada, Australia, Singapore, Russia, Hungary, Colombia and the United Kingdom. Mitcham’s worldwide Equipment Manufacturing and Sales Segment, which includes its Seamap and Klein Marine Systems units, designs, manufactures and sells specialized, high performance, marine sonar and seismic equipment. Through its Leasing Segment, Mitcham believes it is the largest independent provider of exploration equipment to the seismic industry.

Certain statements and information in this press release concerning results for the quarter ended October 31, 2016 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 31, 2017	January 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$6,541	$2,902
Restricted cash	229	609
Accounts and contracts receivable, net of allowance for doubtful accounts of $2,965 and $3,716 at October 31, 2017 and January 31, 2017, respectively	12,165	15,830

Inventories, net	11,940	11,960
Prepaid income taxes	—	1,565
Prepaid expenses and other current assets	2,135	2,193
Total current assets	33,010	35,059
Seismic equipment lease pool and property and equipment, net	26,372	43,838
Intangible assets, net	8,151	9,012
Goodwill	3,997	3,997
Non-current prepaid income taxes	1,167	—
Long-term receivables net of allowance for doubtful accounts of $2,188 at October 31, 2017 and January 31, 2017	4,071	2,780
Other assets	29	28
Total assets	$76,797	$94,714
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,118	$1,929
Current maturities – long-term debt	—	6,371
Deferred revenue	236	651
Income taxes payable	329	—
Accrued expenses and other current liabilities	3,669	4,514
Total current liabilities	6,352	13,465
Deferred tax liability	296	317
Total liabilities	6,648	13,782
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; 425 and 343 shares issued and outstanding at October 31, 2017 and January 31, 2017, respectively	9,144	7,294
Common stock, $0.01 par value; 20,000 shares authorized; 14,019 shares issued at October 31, 2017 and January 31, 2017	140	140
Additional paid-in capital	122,087	121,401
Treasury stock, at cost (1,929 shares at October 31, 2017 and January 31, 2017)	(16,858)	(16,858)
Accumulated deficit	(34,391)	(20,451)
Accumulated other comprehensive loss	(9,973)	(10,594)
Total shareholders’ equity	70,149	80,932
Total liabilities and shareholders’ equity	$76,797	$94,714

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2017	2016	2017	2016
Revenues:
Equipment manufacturing and sales	$5,955	$5,251	$22,429	$18,193
Equipment leasing	2,071	2,577	5,765	7,819
Lease pool and other equipment sales	618	229	9,719	2,439
Total revenues	8,644	8,057	37,913	28,451
Cost of sales:
Cost of equipment manufacturing and sales	3,132	2,944	12,975	10,062
Direct costs—equipment leasing	822	739	2,306	2,276
Direct costs—lease pool depreciation	3,578	6,428	11,509	19,976
Cost of lease pool and other equipment sales	211	83	6,410	882
Total cost of sales	7,743	10,194	33,200	33,196
Gross profit (loss)	901	(2,137)	4,713	(4,745)
Operating expenses:
General and administrative	5,178	5,039	15,145	15,778
Depreciation and amortization	516	558	1,622	1,857
Total operating expenses	5,694	5,597	16,767	17,635
Operating loss	(4,793)	(7,734)	(12,054)	(22,380)
Other income (expense):
Interest, net	52	(111)	23	(539)
Other, net	46	287	(107)	126
Total other income (expense)	98	176	(84)	(413)
Loss before income taxes	(4,695)	(7,558)	(12,138)	(22,793)
(Provision) benefit for income taxes	(586)	228	(1,172)	(506)
Net loss	$(5,281)	$(7,330)	$(13,310)	$(23,299)
Preferred stock dividends	(229)	(180)	(630)	(294)
Net loss available to common shareholders	$(5,510)	$(7,510)	$(13,940)	$(23,593)
Net loss per common share:
Basic	$(0.46)	$(0.62)	$(1.15)	$(1.96)
Diluted	$(0.46)	$(0.62)	$(1.15)	$(1.96)
Shares used in computing net loss per common share:
Basic	12,087	12,075	12,082	12,068
Diluted	12,087	12,075	12,082	12,068

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended October 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(13,310)	$(23,299)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	13,219	21,927
Stock-based compensation	685	587
Provision for inventory obsolescence	58	65
Gross profit from sale of lease pool equipment	(3,080)	(1,420)
Deferred tax benefit	(31)	(582)
Changes in working capital items:
Trade accounts and contracts receivable	5,129	10,308
Inventories	79	471
Prepaid expenses and other current assets	207	(893)
Income taxes payable	714	384
Accounts payable, accrued expenses, other current liabilities and deferred revenue	(1,244)	(4,242)
Foreign exchange gains net of losses	(252)	381
Net cash provided by operating activities	2,174	3,687
Cash flows from investing activities:
Purchases of seismic equipment held for lease	(321)	(604)
Purchases of property and equipment	(276)	(117)
Sale of used lease pool equipment	6,690	2,256
Net cash provided by investing activities	6,093	1,535
Cash flows from financing activities:
Net payments on revolving line of credit	(3,500)	(9,400)
Payments on term loan and other borrowings	(2,807)	(2,414)
Net proceeds from preferred stock offering	1,847	6,975
Preferred stock dividends	(630)	(294)
Purchase of treasury stock	—	(2)
Net cash used in financing activities	(5,090)	(5,135)
Effect of changes in foreign exchange rates on cash, cash equivalents and restricted cash	82	(624)
Net change in cash, cash equivalents and restricted cash	3,259	(537)
Cash, cash equivalents and restricted cash beginning of period	3,511	3,769
Cash, cash equivalents and restricted cash, end of period	$6,770	$3,232
Supplemental cash flow information:
Interest paid	$84	$610
Income taxes paid	$436	$705
Purchases of seismic equipment held for lease in accounts payable at end of period	$65	$160

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Loss and Net Cash Provided by Operating Activities to EBITDA and
Adjusted EBITDA

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Reconciliation of Net loss to EBITDA and Adjusted EBITDA
Net loss	$(5,281)	$(7,330)	$(13,310)	$(23,299)
Interest (income) expense, net	(52)	111	(23)	539
Depreciation and amortization	4,124	7,017	13,219	21,927
Provision (benefit) for income taxes	586	(228)	1,172	506
EBITDA (1)	(623)	(430)	1,058	(327)
Non-cash foreign exchange (gains) losses	(41)	(288)	320	31
Stock-based compensation	224	154	685	587
Cost of lease pool sales	34	51	6,228	764
Adjusted EBITDA (1)	$(406)	$(513)	$8,291	$1,055
Reconciliation of Net cash provided by operating activities to EBITDA
Net cash (used in) provided by operating activities	$(1,912)	$602	$2,174	$3,687
Stock-based compensation	(224)	(154)	(685)	(587)
Provision for inventory obsolescence	9	(22)	(58)	(65)
Changes in trade accounts, contracts and notes receivable	748	(1,539)	(5,129)	(10,308)
Interest (received) paid	(36)	106	84	610
Taxes paid, net of refunds	277	176	436	705
Gross profit (loss) from sale of lease pool equipment	228	(36)	3,080	1,420
Changes in inventory	(186)	(290)	(79)	(471)
Changes in accounts payable, accrued expenses and other current liabilities and deferred revenue	315	228	1,244	4,242
Changes in prepaid expenses and other current assets	(6)	220	(207)	893
Foreign exchange gains net of losses	181	196	252	(381)
Other	(17)	83	(54)	(72)
EBITDA (1)	$(623)	$(430)	$1,058	$(327)

(1)
EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation and amortization. Adjusted EBITDA excludes non-cash foreign exchange gains and losses, non-cash costs of lease pool equipment sales and stock-based compensation. This definition of Adjusted EBITDA is consistent with the definition in the Credit Agreement. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The Credit Agreement contained financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA and Adjusted EBITDA are only two of the measurements that management utilizes.    Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(in thousands)
(unaudited)

	For the Three Months Ended October 31,		For the Nine Months Ended October 31,
	2017	2016	2017	2016
	(in thousands)		(in thousands)
Revenues:
Equipment Manufacturing and Sales	$5,992	$5,251	$22,565	$18,229
Equipment Leasing	2,730	2,806	15,546	10,258
Inter-segment sales	(78)	—	(198)	(36)
Total revenues	8,644	8,057	37,913	28,451
Cost of sales:
Equipment Manufacturing and Sales	3,174	2,887	13,116	10,062
Equipment Leasing	4,647	7,249	20,282	23,134
Inter-segment costs	(78)	58	(198)	—
Total cost of sales	7,743	10,194	33,200	33,196
Gross profit (loss)	901	(2,137)	4,713	(4,745)
Operating expenses:
General and administrative	5,178	5,039	15,145	15,778
Depreciation and amortization	516	558	1,622	1,857
Total operating expenses	5,694	5,597	16,767	17,635
Operating loss	$(4,793)	$(7,734)	$(12,054)	$(22,380)
Equipment Manufacturing and Sales Segment:
Revenues:
Seamap	$3,676	$2,536	$16,053	$9,662
Klein	1,517	1,999	3,456	6,462
SAP	1,087	1,440	3,998	3,253
Intra-segment sales	(288)	(724)	(942)	(1,148)
	5,992	5,251	22,565	18,229
Cost of sales:
Seamap	1,671	1,061	8,438	4,501
Klein	894	1,468	2,571	4,330
SAP	896	1,140	3,158	2,436
Intra-segment sales	(287)	(782)	(1,051)	(1,205)
	3,174	2,887	13,116	10,062
Gross profit	$2,818	$2,364	$9,449	$8,167
Gross profit margin	47%	45%	42%	45%
Equipment Leasing Segment:
Revenue:
Equipment leasing	$2,071	$2,577	$5,765	$7,819
Lease pool equipment sales	247	87	9,309	2,256
Other equipment sales	412	142	472	183
	2,730	2,806	15,546	10,258
Cost of sales:
Direct costs-equipment leasing	858	739	2,363	2,276
Lease pool depreciation	3,578	6,428	11,509	19,976
Cost of lease pool equipment sales	33	51	6,228	764
Cost of other equipment sales	178	31	182	118
	4,647	7,249	20,282	23,134
Gross loss	$(1,917)	$(4,443)	$(4,736)	$(12,876)

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